COMPANY CONTACT:	Investor Relations Contact:
Tony M. Shelby, Chief Financial Officer	Linda Latman (212) 836-9609
(405) 235-4546	Lena Cati (212) 836-9611
The Equity Group Inc.

FOR IMMEDIATE RELEASE

LSB INDUSTRIES, INC. REPORTS RECORD RESULTS
FOR THE 2007 FOURTH QUARTER AND YEAR
Net Sales Increase of 19% Produces 117% Gain in Operating Income
For The Year

Oklahoma City, Oklahoma .  .  . March 11, 2008 ..  .  . LSB Industries, Inc. (AMEX:LXU), today reported results for the fourth quarter and year ended December 31, 2007.

Fourth Quarter 2007 Compared to Fourth Quarter 2006:
▪	Net sales increased 8.8% to $134.7 million from $123.7 million;
▪	Operating income rose 89.4% to $11.2 million from $5.9 million;
▪	Net income was $4.5 million compared to $2.7 million, an increase of 65.9%;
▪
After deducting preferred stock dividend requirements, net income applicable to common stock was $4.5 million for 2007, compared to $1.8 million for 2006; there were no dividend requirements for the fourth quarter 2007;

▪	Diluted earnings per share were $.20 or up 100% from last year’s $.10 per share.

2007 Compared to 2006:
▪	Net sales increased 19.2% to $586.4 million from $492.0 million;
▪	Operating income was $59.0 million, up 117.4% compared to $27.1 million;
▪	Net income of $46.9 million was 202.2% ahead of last year’s $15.5 million;
▪	After preferred stock dividend requirements, net income applicable to common stock was $41.3 million, up 220.3% from $12.9 million;
▪	Diluted earnings per share were $1.84, or 142.1% ahead of last year’s $.76 per share.

Business Overview
LSB’s CEO, Jack E. Golsen, noted that 2007 results for sales and earnings exceeded expectations, sales and profits were an all-time record and the Company accomplished a great deal to improve the balance sheet and net worth.  “Both of our core businesses turned in a record performance in 2007.  We are confident that we are in the right spot because of our energy saving and green products and the country’s quest for energy independence.  We continue to dominate the niche markets we serve as our market share of key products continues to grow.  The products of both of our businesses are a necessity for the future of our country.”

(more)

In commenting on the results for the fourth quarter and calendar year 2007, Tony Shelby, LSB’s CFO stated that earnings included certain income items that made a great quarter and year even better.”

He pointed out that the fourth quarter 2007 includes $1.3 million of pretax income relative to i) a business interruption insurance recovery of $2.3 million offset by ii)  $1.0 million write-off of unamortized debt issuance costs as the result of the early pay-off of a $50.0 million term loan in November.

In addition, calendar year 2007 includes $6.1 million pretax income relative to i) a litigation settlement of $3.3 million , ii) a business interruption insurance recovery of $3.8 million, and as previously mentioned, both offset by iii) $1.0 million write-off of unamortized debt issuance costs as the result of the early pay-off of a $50.0 million term loan in November.

Conference Call
LSB will host a conference call covering the fourth quarter and year 2007 results on Wednesday, March 12, 2008 at 11:00 am EDT/ 10:00 am CDT.  You are invited to listen to the call by dialing: 1-706-679-3079.  Additionally, there will be a webcast posted on the Company’s website at www.lsb-okc.com.  If you are unable to listen live, the conference call webcast will be archived on the Company’s website for 90 days.

LSB Industries, Inc.
We are a diversified holding company and our principal business activities consist of the:

•
Climate Control Business engaged in the manufacturing and selling of a broad range of air conditioning and heating products consisting of water source heat pumps including geothermal heat pumps, hydronic fan coils, large custom air handlers and other products used in commercial and residential new building construction, renovation of existing buildings and replacement of existing systems.

•	Chemical Business engaged in the manufacturing and selling of chemical products produced from plants in Texas, Arkansas and Alabama for the industrial, mining and agricultural markets.

Statements in this release which are not historical in nature are forward-looking statements.  Although we believe that our plans, intentions and expectations reflected in such forward-looking statements are reasonable, we can give no assurance that such plans, intentions or expectations will be achieved. In some cases you can identify forward-looking statements by forward-looking words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “should,” “will” and “would” or similar words.  Forward-looking statements contained herein include, without limitation, our products are a necessity to the future of our country. You should not rely on forward-looking statements because actual events or results may differ materially from those indicated by these forward-looking statements as a result of a number of important factors.  These factors include, but are not limited to, the risks and uncertainties discussed under the headings “Special Note Regarding Forward Looking Statements” and “Risk Factors” in our annual report on Form 10-K for the fiscal year ended December 31, 2007, and the reports we file from time to time with the Securities and Exchange Commission. We do not intend to and undertake no duty to update the information contained in this press release.
See Accompanying Tables

LSB Industries, Inc.
Unaudited Financial Highlights
Years and Three Months Ended December 31, 2007 and 2006

	Year Ended December 31,		Three Months Ended December 31,
	2007	2006	2007	2006
	(In Thousands, Except Share and Per Share Amounts)
Net sales	$586,407	$491,952	$134,653	$123,736
Cost of sales	453,814	401,090	103,941	101,911
Gross profit	132,593	90,862	30,712	21,825

Selling, general and administrative expense	75,033	64,134	19,212	17,378
Provision for (recovery of) losses on accounts receivable	858	426	(16)	(173)
Other expense	1,186	722	333	16
Other income	(3,495)	(1,559)	(55)	(1,328)
Operating income	59,011	27,139	11,238	5,932

Interest expense	12,078	11,915	4,016	2,958
Non-operating other income, net	(1,264)	(624)	(659)	(59)
Income from continuing operations before provision for income taxes and equity in earnings of affiliate	48,197	15,848	7,881	3,033
Provision for income taxes	2,540	901	3,557	493
Equity in earnings of affiliate	(877)	(821)	(223)	(210)
Income from continuing operations	46,534	15,768	4,547	2,750

Net loss (income) from discontinued operations	(348)	253	-	9
Net income	46,882	15,515	4,547	2,741

Preferred stock dividend requirements	5,608	2,630	-	975
Net income applicable to common stock	$41,274	$12,885	$4,547	$1,766

Weighted average common shares:
Basic	19,579,664	14,331,963	20,868,564	15,810,883

Diluted	23,495,644	20,871,659	22,827,185	17,813,675

Income (loss) per common share:
Basic:
Income from continuing operations	$2.09	$.92	$.22	$.11
Net income (loss) from discontinued operations	.02	(.02)	-	-
Net income	$2.11	$.90	$.22	$.11

Diluted:
Income from continuing operations	$1.82	$.77	$.20	$.10
Net income (loss) from discontinued operations	.02	(.01)	-	-
Net income	$1.84	$.76	$.20	$.10

  (See accompanying notes)

LSB Industries, Inc.
Notes to Unaudited Financial Highlights
Years and Three Months Ended December 31, 2007 and 2006

Note 1: Net income applicable to common stock is computed by adjusting net income by the amount of preferred stock dividends, dividend requirements and stock dividends.  Basic income per common share is based upon net income applicable to common stock and the weighted average number of common shares outstanding during each period.  Diluted income per share is based on net income applicable to common stock plus preferred stock dividends and dividend requirements on preferred stock assumed to be converted, if dilutive, and interest expense including amortization of debt issuance cost, net of income taxes, on convertible debt assumed to be converted, if dilutive, and the weighted average number of common shares and dilutive common equivalent shares outstanding, and the assumed conversion of dilutive convertible securities outstanding.

Note 2:  In September 2006, the Financial Accounting Standards Board (“FASB”) issued FASB Staff Position No. AUG AIR-1 (“FSP”), accounting for planned major maintenance activities.  Effective January 1, 2007, we changed from the accrue-in-advance method to the direct expense  method in accordance with the FSP.  As a result of the change, net income for the year ended December 31, 2006 as presented in the Financial Highlights has been decreased $.4 million and income for the three months ended December 31, 2006 has been decreased $.6 million, as a result of the retrospective application of the FSP.

Note 3: The 2007 provision for income taxes is net of the benefit of deferred taxes primarily resulting from the reversal of deferred tax valuation allowances.  Prior to 2007, we had valuation allowances in place against the net deferred tax assets arising from NOL carryforwards and other temporary differences. However, as the result of improving financial results including some unusual transactions (settlement of pending litigation and insurance recovery of business interruption claim) and our expectation of generating taxable income in the future, we reversed valuation allowances as a benefit for income taxes and recognized deferred tax asset and a deferred tax liability.

The state income taxes includes the provision for 2007 state taxes, as well as, approximately $.5 million for prior year state taxes recognized in accordance with FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes.

Note 4: Information about the Company’s operations in different industry segments for the year and three months ended December 31, 2007 and 2006 is detailed on the following page.

LSB INDUSTRIES, INC.
Notes to Unaudited Financial Highlights
Years and Three Months Ended December 31, 2007 and 2006

Year Ended December 31,		Three Months Ended December 31,
2007	2006	2007	2006
(In Thousands)
Net sales:
Climate Control	$286,365	$221,161	$64,901	$60,916
Chemical	288,840	260,651	66,446	59,190
Other	11,202	10,140	3,306	3,630
	$586,407	$491,952	$134,653	$123,736

Gross profit:
Climate Control	$83,638	$65,496	$18,577	$17,134
Chemical	44,946	22,023	10,966	3,593
Other	4,009	3,343	1,169	1,098
	$132,593	$90,862	$30,712	$21,825

Operating income (loss):
Climate Control	$34,194	$25,428	$6,310	$6,948
Chemical	35,011	9,785	7,888	766
General corporate expenses and other business operations, net	(10,194)	(8,074)	(2,960)	(1,782)
	59,011	27,139	11,238	5,932

Interest expense	(12,078)	(11,915)	(4,016)	(2,958)
Non-operating other income, net:
Climate Control	2	1	-	-
Chemical	109	311	17	50
Corporate and othe business operations	1,153	312	642	9
Provisions for income taxes	(2,540)	(901)	(3,557)	(493)
Equity in earnings of affiliate, Climate Control	877	821	223	210
Income from continuing operations	$46,534	$15,768	$4,547	$2,750

LSB INDUSTRIES, INC.
Notes to Unaudited Financial Highlights
Years and Three Months Ended December 31, 2007 and 2006

(1)	Gross profit by industry segment represents net sales less cost of sales. Gross profit classified as “Other” relates to the sales of industrial machinery and related components.

(2)
During the year and three months ended December 31, 2007, we realized insurance recoveries of $3.8 million and $2.3 million, respectively, relating to a business interruption claim associated with the Cherokee, Alabama facility.  During the year ended December 31, 2006, we realized insurance recoveries of $.9 million relating to a business interruption claim associated with the El Dorado, Arkansas facility.  The above transactions contributed to an increase in gross profit.

(3)
Our chief operating decision makers use operating income by industry segment for purposes of making decisions which include resource allocations and performance evaluations.  Operating income by industry segment represents gross profit by industry segment less SG&A incurred by each industry segment plus other income and other expense earned/incurred by each industry segment before general corporate expenses and other business operations, net.  General corporate expenses and other business operations, net, consist of unallocated portions of gross profit, SG&A, other income and other expense.

(4)
During the year ended December 31, 2007, we recognized income of $3.3 million relating to a settlement of a pending litigation.  During the year ended December 31, 2006 an arbitrator awarded a subsidiary of the Company $1.2 million for reimbursement of defense costs which we included in other income.

(5)
General corporate expenses and other business operations, net, amounts are not allocated to our Climate Control and Chemical Businesses since these items are not included in the operating results reviewed by our chief operating decision makers for purposes of making decisions as discussed above.

LSB INDUSTRIES, INC.
Consolidated Balance Sheets
(unaudited)

	December 31,
	2007	2006
	(In Thousands)
Assets
Current assets:
Cash and cash equivalents	$58,224	$2,255
Restricted cash	230	2,479
Accounts receivable, net	70,577	67,571
Inventories:
Finished goods	28,177	20,252
Work in process	3,569	3,205
Raw materials	25,130	21,992
Total inventories	56,876	45,449
Supplies, prepaid items and other:
Prepaid insurance	3,350	3,443
Precious metals	10,935	6,406
Supplies	3,849	3,424
Other	1,464	1,468
Total supplies, prepaid items and other	19,598	14,741

Deferred income taxes	10,030	-

Total current assets	215,508	132,495

Property, plant and equipment, net	79,692	76,404

Oter assets:
Noncurrent restricted cash	-	1,202
Debt issuance and other debt-related costs, net	4,639	2,221
Investment in affiliate	3,426	3,314
Goodwill	1,724	1,724
Other, net	2,565	2,567
Total other assets	12,354	11,028
	$307,554	$219,927

(continued on following page)

LSB INDUSTRIES, INC.
Consolidated Balance Sheets
(unaudited)

	December 31,
	2007	2006
	(In Thousands)
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$39,060	$42,870
Short-term financing and drafts payable	919	2,986
Accrued and other liabilities	38,942	26,816
Current portion of long-term debt	1,043	11,579
Total current liabilities	79,964	84,251

Long-term debt	121,064	86,113

Noncurrent accrued and other liabilities:
Deferred income taxes	5,330	-
Other	6,913	5,929
	12,243	5,929

Commitments and contingencies

Stockholders' equity:
Series B 12% cumulative, convertible preferred stock, $100 par value; 20,000 shares issued and outstanding	2,000	2,000
Series 2 $3.25 convertible, exchangeable Class C preferred stock, $50 stated value; 517,402 shares issued at December 31, 2006	-	25,870
Series D 6% cumulative, convertible Class C preferred stock, no par value; 1,000,000 shares issued	1,000	1,000
Common stock, $.10 par value; 75,000,000 shares authorized, 24,466,506 shares issued (20,215,339 at December 31, 2006)	2,447	2,022
Capital in excess of par value	123,336	79,838
Accumulated other comprehensive loss	(411)	(701)
Accumulated deficit	(16,437)	(47,962)
	111,935	62,067
Less treasury stock at cost:
Series 2 Preferred, 18,300 shares at December 31, 2006	-	797
Common stock, 3,448,518 shares (3,447,754 at December 31, 2006)	17,652	17,636
Total stockholders' equity	94,283	43,634
	$307,554	$219,927